Exhibit 99.1

Alaska Communications Systems Appoints John Niles Wanamaker to Board of Directors

ANCHORAGE, Alaska--(BUSINESS WIRE)--January 10, 2011--Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK) today announced the election of John Niles Wanamaker to its board of directors and its nominating and corporate governance committee.

Wanamaker currently runs Alaska Venture Partners, an angel investment firm, and serves as chairman of Venture Ad Astra, a venture capital company that he co-founded, and that is focused on early-state technology companies as well as serves as Chairman of Zulutime, a company in the indoor location based services and position, navigation and timing (PNT) businesses for wireless networks.

In addition, Wanamaker has served as either founder or CEO of companies from a wide range of industries, including wireless communication, aerospace launch vehicles and electronic security. Wanamaker holds a BA from the University of Chicago.

“John’s entrepreneurism, experience with emerging technologies, success in finding profitable market positions, and finally his pervasive connection to the Alaska and Pacific Northwest business markets will serve ACS shareholders well. His background complements those of the other directors and his insight developed from serving on multiple boards will make him a valuable addition to the ACS board,” said Liane Pelletier, ACS president, chief executive officer and chairman.

“I am honored to join the board of ACS,” said Wanamaker. “As someone who chooses to live in Alaska, but who also has businesses in the lower 48, I fully appreciate how critical it is to be reliably connected. ACS has demonstrated its continued commitment to be Alaska’s premier communications provider – with its $175 million investment in fiber to the lower 48, ACS ensures Alaska has redundant, reliable and state-of-the art connectivity. I look forward to working with my fellow board members and management to continuing to identify new growth opportunities for ACS.”

About Alaska Communications

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ:ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska's leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state's most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company's website at www.alaskacommunications.com or at its investor site at www.alsk.com.

CONTACT:
ACS Corporate Communications:
Heather Cavanaugh, 907-564-7722
Director, Corporate Communications
heather.cavanaugh@acsalaska.com